UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20509

____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 28, 2007

THE TALBOTS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12552	41-1111318
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Talbots Drive, Hingham, Massachusetts	02043
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(781) 749-7600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Trudy F. Sullivan as President and Chief Executive Officer and as a Member of the Board of Directors

On June 28, 2007, The Talbots, Inc. (the “Company”) approved the appointment of Trudy F. Sullivan, 57, to the position of President and Chief Executive Officer, effective August 6, 2007. Ms. Sullivan will also become a member of the Company’s Board of Directors.

Ms. Sullivan comes to the Company from Liz Claiborne Inc. where, as President, she was responsible for building and leading multiple apparel and non-apparel men’s and women’s brands. Ms. Sullivan joined Liz Claiborne Inc. in 2001 as Group President for Liz Claiborne’s Casual, Collection and Elisabeth businesses, served as Executive Vice President from March 2002 to January 2006 and became President in January 2006. Previously, Ms. Sullivan was President of J. Crew Group, Inc., a retail and catalog apparel company, from 1997 to 2001.

Ms. Sullivan’s initial annual base salary will be $1,000,000, to be reviewed annually for any increase. She will be eligible for an annual incentive award opportunity of 120% of base salary, with participation for fiscal 2007 guaranteed at a minimum of $1,000,000. As a special inducement award and make-whole payment, upon employment commencement, she will receive a cash payment of $3,052,000. She will be eligible to participate in the Company’s equity plan and any other long-term incentive plan for Company senior executives that may be established. As initial long-term equity incentive inducement awards, Ms. Sullivan will be granted (i) 350,000 shares of restricted stock on the first day of her employment, vesting 25% on March 15, 2008, 25% on March 15, 2009 and 50% on March 15, 2010 and (ii) 325,000 stock options or at the Company’s election stock-settled stock appreciation rights (or a combination of the two, including, if the Company elects, stock options with a tandem stock-settled stock appreciation right feature exercisable at the Company’s election) at the first meeting of the Compensation Committee of the Board held on or after her first day of employment, subject to Company blackout periods. This stock option award will vest in three equal annual installments on the first through third anniversaries of the grant date and have a term of eight years. The above initial equity awards are subject to continued employment except for death, disability or termination without cause or for good reason. The Company also has agreed to protect and make her whole as to certain outstanding compensation arrangements with her prior employer, up to a potential net amount not to exceed $1.8 million (payable in cash, restricted stock or a combination of both, at the Company’s election).

Future annual-cycle equity awards to Ms. Sullivan under the equity plan will generally be on a basis at least as favorable to Ms. Sullivan as the annual equity grants being made at the same time to the other senior executives of the Company as may be approved by the Compensation Committee.

Ms. Sullivan will be eligible to participate in all benefit plans generally available to the Company’s senior executives, including relocation benefits. She will also be entitled to life insurance coverage up to an amount equal to two times base salary and certain perquisites up to $250,000 per annum. She will also be reimbursed for legal and advisor fees up to $40,000 in connection with negotiating her employment and compensation arrangements.

Ms. Sullivan will participate in the Company’s retirement benefit plans including the Company’s supplemental executive retirement plans (SERP). Upon a termination without cause or for good reason, Ms Sullivan will be entitled under the defined benefit SERP to be credited with service credit for vesting and benefit accrual purposes equal to 24 months and her accrued benefit would be vested. Upon termination due to death or disability, her accrued benefit under the defined benefit SERP also would be vested.

If employment is terminated without cause or for good reason she will receive a separation allowance equal to two times base salary plus two times bonus under the Company’s annual incentive plan payable over a 24 month severance period, and continued participation in the Company’s medical, dental, long-term disability and life insurance programs for up to 24 months. Ms. Sullivan will also be entitled to (i) any annual incentive award earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date and (ii) if termination occurs prior to the end of any fiscal year, a pro rata bonus for the fiscal year in which employment terminates determined and paid based on actual performance achieved for that fiscal year.

If Ms. Sullivan’s employment is terminated without cause or for good reason within 24 months following a change in control (as defined in the Company’s 2003 Executive Stock Based Incentive Plan) she will receive a lump sum separation allowance equal to two times base salary plus two times target bonus under the Company’s annual incentive plan, and continued participation in the Company’s medical, dental, long-term disability and life insurance programs for up to 24 months. Ms. Sullivan will also be entitled to (i) any annual incentive award earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date and (ii) if termination occurs prior to the end of any fiscal year, a pro rata bonus for the fiscal year in which employment terminates determined and paid based on actual performance achieved for that fiscal year. Upon any change in control, all then outstanding stock options/SARs, restricted stock and restricted stock unit awards vest in full. She would also be entitled to a gross up in connection with any parachute payment excise tax under Internal Revenue Code Section 4999 for payments in connection with a change in control, such that she would be in the same after-tax position she would have been had no excise tax been imposed, subject to a limited cutback of payments to her under certain conditions.

In addition, upon termination without cause or for good reason within the initial 4-1/2 year term of the agreement or any failure of the Company to renew the agreement at the end of the initial 4-1/2 year term other than for cause, all then unvested outstanding stock options/SARs would automatically vest and all then unvested restricted stock or restricted stock unit awards would continue to vest for 24 months.

The Company’s failure to renew the agreement at the end of any term other than for cause, death or disability will be considered a termination without cause. Likewise, Ms. Sullivan’s failure to renew the agreement at the end of any term other than for good reason will be treated as a voluntary termination by Ms. Sullivan without good reason. Either party may voluntarily terminate employment on or after normal retirement age of 65. In addition, upon any employment termination, Ms. Sullivan will be required to deliver a full release of claims.

Ms. Sullivan has agreed to refrain from the solicitation or hiring of Company personnel for 18 months following termination of employment, and for 18 months following any employment termination not to engage in a competitive business.

Her employment agreement will have an initial term ending at the end of the Company’s 2011 fiscal year, with one year renewal terms.

The Company currently anticipates that it will incur compensation expense of approximately $0.08 to $0.10 per diluted share in the 2007 fiscal year with respect to these compensation arrangements (using for this purpose an assumed stock grant price of $25 per share for the above 2007 equity awards), which expense is not included in the Company's previously disclosed earnings outlook for fiscal 2007.

Announced Retirement of Arnold B. Zetcher as President and Chief Executive Officer

In light of the successful search and the Board’s appointment of Ms. Sullivan as President and Chief Executive Officer effective August 6, 2007, the Company also announced on June 29, 2007 that Arnold B. Zetcher, its Chairman, President and Chief Executive Officer, would cease as President and Chief Executive Officer as of August 6, 2007 and, consistent with the previously announced plan, will be retiring from the Company. Mr. Zetcher will remain Chairman of the Board through March 31, 2008.

Section 7 – Regulation FD

Item 7.01 Regulation FD Disclosure.

On June 29, 2007, the Company issued a press release announcing the management changes set forth in Item 5.02 of this Form 8-K. A copy of the Company’s press release is furnished with this Form 8-K and attached hereto as Exhibit 99.1. Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “outlook,” “will,” “would,” “would yield,” or similar statements or variations of such terms. All of the “outlook” information (including future earnings, future EPS, and other future financial performance or operating measures) constitutes forward-looking information.

Our outlook and other forward-looking statements are based on a series of expectations, assumptions, estimates and projections about our Company which involve substantial risks and uncertainty, including assumptions and projections concerning integration costs, purchase-related accounting adjustments, acquisition synergies and, for each of our brands, store traffic, levels of store sales including meeting our internal plan and budget for regular-price selling and markdown selling for the indicated forward periods, and customer preferences. All of our outlook information and other forward-looking statements are as of the date of this Form 8-K only. The Company can give no assurance that such outlook or expectations will prove to be correct and does not undertake or plan to update or revise any “outlook” information or any other forward-looking statements to reflect actual results, changes in assumptions, estimates or projections, or other circumstances occurring after the date hereof, even if such results, changes or circumstances make it clear that any projected results will not be realized.

Any public statements or disclosures by us following this Form 8-K which modify or impact any of the outlook or other forward-looking statements contained in or accompanying this Form 8-K will be deemed to modify or supersede such outlook or statements in or accompanying this Form 8-K.

Our forward-looking statements involve substantial known and unknown risks and uncertainties as to future events which may or may not occur. Certain factors that may cause actual results to differ from such forward-looking statements are included in the Company’s press release furnished herewith and in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Talbots website under “Investor Relations” and you are urged to carefully consider all such factors.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

d.	Exhibits.

99.1	Press release of The Talbots, Inc., dated June 29, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TALBOTS, INC.

Dated:	July 5, 2007	By:	/s/ Richard T. O’Connell, Jr.
Name:	Richard T. O’Connell, Jr.
Title:	Executive Vice President, Legal and Real Estate and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of The Talbots, Inc., dated June 29, 2007.